Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX PHARMACEUTICALS ANNOUNCES FINANCING

IRVINE, CA (July 30, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) reported that it has entered into a definitive agreement with a single institutional investor related to a private placement of its newly designated Series F convertible preferred shares. The financing will provide proceeds of approximately $2.0 million to Cortex. A total of 4,029 shares of its preferred stock and warrants to purchase 6,060,470 shares of Cortex common stock will be issued for gross proceeds of $4.029 million, of which $2.029 million will be placed in escrow for certain payments upon conversion of the preferred stock described below. The preferred stock has a stated value of $1,000 per share and is convertible into Cortex common stock at the option of the investor at $0.3324 per share. The warrants have a three year term and an exercise price of $0.2699 per share. An aggregate of 12,120,939 shares of Cortex common stock is issuable upon conversion of the preferred stock.

Additionally, if the convertible preferred stock is converted prior to July 29, 2014, Cortex has agreed to pay the holder an amount from escrow equal to approximately $504 per share of preferred stock converted. The closing of the financing is expected to take place on or before August 3, 2009, subject to the satisfaction of customary closing conditions.

Cortex plans to use the net proceeds from the financing to meet the company’s working capital needs and for general corporate purposes. Cortex is currently enrolling patients in a pilot Phase II clinical trial of CX1739 for the potential treatment of sleep apnea. Additionally, it has multiple discussions underway related to strategic relationships with other companies and it believes that this funding will support its continued business activities in these areas.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq: RODM - News), acted as the exclusive placement agent for the transaction.

The securities are being offered to an accredited investor in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or any state securities laws and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the financing Cortex has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares issuable upon conversion of the convertible preferred stock. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares or warrants and is being issued under Rule 135c under the Securities Act.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many neurological and psychiatric diseases, including schizophrenia, ADHD, and depression occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Additionally recent data from Cortex suggests that up regulation of the AMPA receptor systems can also impact breathing disorder and sleep apnea. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s operating activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s common stock may be delisted from the NYSE Amex; that the provisions of Delaware General Corporation Law may limit the Company’s ability to make the payments due upon conversion of its Series F preferred stock; that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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